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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANTS

Louisville Gas and Electric Company, a Kentucky corporation, has one applicable significant subsidiary, LG&E Receivables LLC, a Delaware limited liability company.

Kentucky Utilities Company, a Kentucky and Virginia corporation, has two applicable significant subsidiaries, Lexington Utilities Company, a Kentucky corporation, and KU Receivables LLC, a Delaware limited liability company.